Adamis Pharmaceuticals Corporation 8-K

Exhibit 10.2

VIA ELECTRONIC MAIL

Date:

May 23, 2023

To:

Ebrahim Versi, MD, PhD

Re:

Offer of Employment Adamis Pharmaceuticals Corporation

Dear Eboo:

Adamis Pharmaceuticals Corporation ("Company") is pleased to extend to you this conditional offer of employment to work in the full-time, officer position of Chief Executive Officer. Your primary duties and responsibilities are set forth in Exhibit A. This offer and your employment relationship will be subject to the terms and conditions of this letter. This offer is contingent upon completion, to the Company’s satisfaction, of efforts to confirm your suitability for this position, which includes the pre-employment checks and reviews as described in this letter, as well as the completion of the Company’s planned merger (the “Merger”) with DMK Pharmaceuticals Corporation (“DMK”).

This position is Exempt and will report directly to the Board of Directors (the “Board”). Pending satisfactory completion of our pre-employment checks, your acceptance of this offer and your compliance with the other provisions of this letter, your anticipated start date will be the closing of the Company’s merger transaction with DMK, or whatever date you and the Board agree to. Please be advised that while the main business address for Adamis Pharmaceuticals Corporation is 11682 El Camino Real, Ste. 300, San Diego, CA 92130, it has been agreed that you will work remotely from your home office.

Compensation and Benefits

Base Compensation: Should you decide to accept this offer, your initial annualized base salary will be $150,000.00. After the effective time of the Merger, the Company may enter into an employment agreement with you providing for your employment as CEO on such terms as the Board of Directors of the Company (the “Board”), or the Compensation Committee of the Board, may negotiate and agree upon, and such employment agreement may provide, among other things, for a different annual base salary rate, eligibility for bonus compensation, severance compensation, and other provisions, as the Board or Compensation Committee and you agree upon. You will be paid on a semi-monthly basis, with installments payable on the fifteenth and last day of the month, or sooner as determined by state law. You will receive your earned compensation via Direct Deposit through our PEO provider (TriNet). Your salary may be adjusted from time to time, including through increases, in the Company’s sole discretion or the compensation committee of the Board.

This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay. Your salary is intended to compensate you for all hours worked.

Adamis Pharmaceuticals Corporation

11682 El Camino Real Ste 300, San Diego, CA 92130

Main 858.997.2400 ♦ www.adamispharmaceuticals.com

Other Compensation: As a full-time employee, you will be eligible for participation in such bonus programs as the Company makes available to employees from time to time, which currently includes the Company’s annual bonus program that currently provides for a bonus dependent upon several factors including Company’s performance and individual objectives. The foregoing compensation arrangements are subject to the terms and conditions established under any applicable plans and/or policies of the Company, as such may be amended from time to time, and, if applicable, subject to approval by the Company and the Board.

Paid Time Off (PTO): You will begin to accrue PTO upon date of hire, currently at a rate of 160 Hours (20 days) annually (prorated for partial years) and accrue up to a maximum of one and half times your annual eligibility. In addition, you will have Company Paid Holidays which are subject to change and referenced in our company handbook.

Carryover, if any, and payout of PTO upon termination, if any, will be governed by the Company’s paid time off policy in effect at the time of carryover and/or termination.  The Company’s paid time off policy is subject to change at the Company's discretion.

Benefits: You will be entitled to participate in the Company's employee benefit plans and arrangements on the same terms and conditions as other similarly situated employees. Separate from this offer letter, you will receive a benefits enrollment packet offered by the Company and copies of summaries of the employee benefit plans in which you may be eligible to participate. Your eligibility to participate in any employee benefits plans and the terms of your participation will be governed by the governing plan documents and nothing in this letter can modify those provisions of the plans. For additional information regarding the Company’s employee benefit plans, you may contact HR.

Tax and Other Withholding: The amounts of compensation described in this letter are before taxation or other withholdings required or permitted by law. The Company reserves the right to withhold all applicable federal, state and local income, Social Security and other employment taxes, along with any other amounts of required withholding, from all amounts of compensation and other remuneration payable to you, whether as direct compensation or pursuant to any of the compensation or benefit plans in which you may participate.

Guidelines for Employment.

If you accept this offer and become an employee of the Company, you will be subject to our employment policies and employee code of conduct. In addition, the Company reserves the right to modify the compensation or benefits arrangements described in this letter or otherwise maintained by the Company, and also reserves the right to modify your position or duties to meet business needs and to use its discretion in deciding on appropriate discipline. Upon hire, you will be required to read and sign an acknowledgment of receipt of the Employee Handbook and any applicable state supplement.

The Company is an at-will employer. At-will means that an employee may resign at any time with or without advance notice to the Company and with or without cause. Likewise, the Company may terminate an employee at any time with or without advance notice and with or without cause. Any subsequent employment agreement that you may enter into with the Company may include provisions addressing, among other things, consequences of different kinds of terminations of employment and severance compensation in the event of certain kinds of employment terminations. Except for the Board, no director, manager, supervisor or representative of the Company has any authority to enter into any agreement for employment for any specific period of time or to make any agreement contrary to the foregoing. Only the Board of the Company has the authority to make any agreement contrary to the foregoing and then only in writing. Nothing in this letter should be read to alter the at-will nature of your anticipated employment with the Company. You also agree that you will not, during your employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer other than DMK Pharmaceuticals Inc. or other person or entity or violate any confidentiality, proprietary information or similar agreement between you and any former employer, and that you will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person, or entity unless consented to in writing by such employer, person, or entity. You represent to the Company that you are not subject to any obligation, contractual or otherwise, that prevents or restricts you from becoming employed by the Company or performing your responsibilities and duties as an employee of the Company. Without limiting the foregoing, (i) you may engage in philanthropic, volunteer, nonprofit, charitable or civic activities, (ii) you may engage in research or noncommercial academic activities with colleges or universities and (iii) you may sit on boards of directors of other companies (paid or unpaid) with the prior approval of the Board, which will not be unreasonably withheld, so long as: (a) such activities do not adversely affect the performance of your duties for the Company; (b) such activities do not reduce your available business time and attention; and (c) the business or activities of any such entities or organizations is not competitive with that of the Company. You also represent that you understand that there are high risks associated with employment at a company of a size and engaged in business activities such as the Company.

Offer Contingencies

This offer is contingent upon the following:

•	Signing the Company’s at will, proprietary information invention assignment agreement and mutual arbitration agreement.
•	Successful completion of a background investigation, consistent with applicable federal, state, and local law, including, but not limited to, criminal history, education history and background check of employment.
•	Verification of the information contained in your employment application, including satisfactory results in the verification of references.
•	Confirmation that you are not subject to any legal restrictions on your activities (see below)

This offer will be withdrawn (whether or not you have already signed it) if any of the above conditions are not satisfied or if the proposed merger transaction with DMK Pharmaceuticals is not consummated. Unless and until all such steps have been completed, this conditional offer of employment may be withdrawn and you should not resign your current employment, otherwise alter your employment status, or alter any personal circumstances in reliance on this conditional offer. Generally, the screening process takes 3 to 7 days. If you have any questions regarding where we are in the screening process, please do not hesitate to contact me.

Typically, on your first day of employment we would ask that you bring your original I-9 identification card(s) (a list of acceptable documents will be sent to you separately), however as you will be working remotely you will use a third-party agent/authorized representative to verify your I-9 documentation. Per the Department of Homeland Security, your I-9 documentation must be verified by someone who is able to physically examine, with you being physically present, the document(s) you will use. Verification of your I-9 documentation must be completed within three business days (and preferably earlier) of your first date of employment.

This letter and the enclosed documents constitute the entire agreement between you and the Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. Except as provided herein, this letter may not be modified or amended except by an officer of the Company.

Restrictions on Employment

By signing this offer letter, you represent and warrant that you are not party to any agreement or subject to any policy applicable to you that would prevent or restrict you from engaging in activities competitive with the activities of your former employer or from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, your former employer, or if you are subject to such an agreement or policy, you have complied and will comply with it, and your employment with the Company does not violate any such agreement or policy.  You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer (other than documents, data, material or information of your prior employer DMK Pharmaceuticals Corporation) to the Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

Termination of DMK Agreement

By your signature below, you confirm and agree that upon the earlier to occur of (i) your commencement as an employee of the Company or (ii) the closing of the merger transaction contemplated by the Agreement and Plan of Merger and Reorganization dated as of February 24, 2023, entered into by and among the Company, Aaardvark Merger Sub, Inc., a wholly-owned subsidiary of the Company, and DMK Pharmaceuticals Corporation (“DMK”), your employment agreement dated September 30, 2020, with DMK (the “DMK employment agreement”) shall terminate and will be terminated, and your employment and status as an employee and officer of DMK will terminate (in a voluntary termination by you without Good Reason as defined in the DMK employment agreement).

Termination of Employment

In the event of termination of your employment with the Company, or at any other time at the Company’s request, you agree to deliver promptly to the Company all property of the Company that is in your possession or control, including but not limited to computers, data, software, cell phones, drawings, manuals, correspondence, notes, notebooks, sketches, formulae, records, emails, service parts, memoranda, access cards or keys to the Company’s facilities, equipment or vehicles, and all other materials relating to the Company’s business or which contain proprietary information. You further agree not to make or retain copies of any of the foregoing, except for purposes of litigation, and will so represent to the Company upon termination of employment.

Acceptance

To indicate your acceptance of the Company’s conditional offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to me no later than that date. Upon receipt of your signed acceptance of this offer letter, Jennifer Brandt will contact you to begin your on-boarding processes.

We hope your employment with the Company will prove mutually rewarding, and we look forward to having you join us. If you have any questions, please feel free to call me at my office number.

Sincerely,

s/s David J. Marguglio

David J. Marguglio

President and CEO

Adamis Pharmaceuticals Corporation

*             *             *

By signing below, I acknowledge that I have been furnished with a copy of this offer and that I understand and agree to the terms set forth above. I understand that I will be an at-will employee and that nothing in this document is intended to create a contract of employment or alter the at-will nature of my employment.

Acknowledgment and Acceptance of Terms:

/s/ Ebrahim Versi	Ebrahim Versi	May 24, 2023
Signature	Print Name	Date

Exhibit A

Chief Executive Officer

This position is responsible for leading and directing the efforts of the company by working with the Board and other management to establish long-range goals, strategies, plans and policies and their implementation.

Organizational Status:

Reports directly to the Board of Directors.

As the most senior staff position within the organization, the CEO is responsible for the strategic leadership of the organization. The CEO is responsible for establishing organizational objectives and priorities and for reviewing and evaluating the progress and work for attainment of objectives and performance goals.

As the leader of the senior management team, the CEO guides the development of strategic and operational plans and organizational policies in support of the organization’s mission. The CEO will have general supervision, direction and control of the business and officers of the Company. The CEO shall perform the duties consistent with the CEO’s title and position and such other duties as are commensurate with such position and title including, without limitation, general management of the Company, identifying and executing strategies, other activities intended to enhance the value of the Company, and other duties commonly incident to the office, and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

Roles and Responsibilities:

Strategic Organizational Management:

  Provides the Company with the vision and leadership to carry out its objectives.
  Maintains staff focus on its objectives and balances organizational priorities.
  Develops policies and strategies for financial management of revenues, expenses, and investments.
  Guides and integrates the department heads’ efforts to align all business processes and reinforce organizational structure to ensure the effectiveness of programs and initiatives by focusing energies and operations to achieve objectives.